                                                                     Exhibit 2.1
                            STOCK EXCHANGE AGREEMENT


         This STOCK EXCHANGE AGREEMENT, dated as of October 23, 2001 (this "Agreement"), is by and among Surge Components, Inc., a New York corporation ("Surge"), and David Bird ("Bird"), Adam J. Epstein ("Epstein"), Chris Harano ("Harano"), Michael Patchen ("Patchen") and Thomas Taulli ("Taulli") (Bird, Epstein, Harano, Patchen and Taulli being each individually referred to as a "Shareholder" and collectively referred to as the "Shareholders").


                                    RECITALS:

                  WHEREAS, the Shareholders collectively own an aggregate of 182,139.797 shares (each, a "Series B Preferred Share") of the Voting Redeemable Convertible Series B Preferred Stock, par value $.001 per share (the "Series B Preferred Stock"), of Surge, which Series B Shares constitute all of the shares of Series B Preferred Stock issued and outstanding as of the date of this Agreement; and

                  WHEREAS, Surge owns 100 shares (each, a "Company Common Share") of the common stock, par value $.01 per share common stock (the "Company Common Stock"), of MailEncrypt, Inc., a Delaware corporation (the "Company"), which 100 Company Common Shares constitute all of the shares of Company Common Stock issued and outstanding as of the date of this Agreement; and

                  WHEREAS, the Shareholders desire to acquire from Surge the 100 Company Common Shares currently owned by Surge, upon the terms and conditions set forth in this Agreement; and

                  WHEREAS, Surge desires to sell, assign and transfer to the Shareholders the 100 Company Common Shares currently owned by Surge, upon the terms and conditions set forth in this Agreement; and

                  WHEREAS, Surge desires to acquire from the Shareholders the aggregate 182,139.797 Series B Preferred Shares currently owned by the Shareholders, upon the terms and conditions set forth in this Agreement; and

                  WHEREAS, the Shareholders desire to sell, assign and transfer to Surge the aggregate 182,139.797 Series B Preferred Shares owned by the Shareholders, upon the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties and covenants herein contained, and other good and valuable consideration, the adequacy and receipt thereof is hereby acknowledged, the parties hereto do hereby agree as set forth below.

                       ARTICLE I - THE PURCHASES AND SALES

         1.1. Sale and Purchase of Company Common Shares. At the Closing (as hereinafter defined), in accordance with the provisions of this Agreement and applicable law, as consideration for the sale, assignment, transfer and conveyance by the Shareholders of the aggregate 182,139.797 Series B Preferred Shares in accordance with the provisions of section 1.2 below, Surge will sell, assign, transfer and convey to the Shareholders, and the Shareholders will purchase from Surge, the Company Common Shares as follows:

                                                              Number of
                                                           Company Common
         Name of Shareholder                           Shares to Be Purchased
         -------------------                           ----------------------
         David Bird..................................            35.35049
         Adam J. Epstein.............................            20.46606
         Chris Harano................................             2.12102
         Michael Patchen.............................            35.35049
         Thomas Taulli...............................             6.71194
                                                              -----------
                                     Total...........           100.00000

         1.2. Sale and Purchase of Series B Preferred Shares. At the Closing, in accordance with the provisions of this Agreement and applicable law, as consideration for the sale, assignment, transfer and conveyance by Surge of the 100 Company Common Shares in accordance with the provisions of section 1.1 above, the Shareholders will sell, assign, transfer and convey to Surge, and Surge will purchase from the Shareholders, the Series B Preferred Shares as follows:

                                                                   Number of
                                                              Series B Preferred
         Name of Shareholder                                   Shares to Be Sold
         -------------------                                   -----------------
         David Bird.......................................        64,387.295
         Adam J. Epstein..................................        37,276.855
         Chris Harano.....................................         3,863.238
         Michael Patchen..................................        64,387.295
         Thomas Taulli....................................        12,225.114
                                                                ------------
                                      Total...............       182,139.797

              ARTICLE II - REPRESENTATIONS AND WARRANTIES OF SURGE

         Surge represents, warrants and acknowledges to and covenants and agrees with the Shareholders as set forth in this Article II.

         2.1. Corporate Status. Surge (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of New York,
(ii) has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by Surge and to carry on the business of Surge, as it is now being conducted, and (iii) is duly licensed or qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction wherein the character of the properties owned or leased by Surge and/or the nature of the activities conducted by Surge makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not prevent Surge from performing any of its material obligations under this Agreement and would not have a material adverse effect on the business, operations or financial condition of Surge (a "Material Adverse Effect").

         2.2. Authority of Agreement. Surge has the power and authority to accept, execute and deliver this Agreement and to carry out its obligations hereunder; and the execution, delivery and performance by Surge of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Surge and this Agreement constitutes the valid and legally binding obligations of Surge enforceable against Surge in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally now or hereafter in effect and subject to the application of equitable principles and the availability of equitable remedies.

         2.3.     Consents and Approvals; No Conflict.

                  (a) The acceptance, execution and delivery of this Agreement by Surge does not, and the performance by Surge of its obligations hereunder will not, require any consent, approval, authorization or other action by, or filing with or notification to, any governmental or regulatory authority, except where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent Surge from performing any of its material obligations under this Agreement and would not have a Material Adverse Effect.

                  (b) The acceptance, execution, delivery and performance of this Agreement by Surge and the other agreements and documents to be executed, delivered and performed by Surge pursuant hereto and the consummation of the transactions contemplated hereby and thereby by Surge do not and will not conflict with, violate or result in a breach or termination of any provision of, or constitute a default under (or event which with the giving of notice or lapse of time, or both, would become a default under) the Certificate of Incorporation or By-laws of Surge or, except as would not prevent Surge from performing any of its material obligations under this Agreement and would not have a Material Adverse Effect, any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to Surge or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance on any of the assets or properties of Surge pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which Surge is a party or by which any of such assets or properties is bound.

         2.4. Absence of Litigation. No claim, action, proceeding or investigation is pending which seeks to delay or prevent the consummation of the transactions contemplated hereby or which would be reasonably likely to adversely affect Surge's ability to consummate the transactions contemplated hereby.

         2.5. Extent of Offering. Subject in part to the truth and accuracy of the Shareholders' representations set forth in Article III of this Agreement, the offer, sale, assignment, transfer and conveyance of the 100 Company Common Shares as contemplated by this Agreement are exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and are exempt or Surge has complied with registration requirements of each state where the Company Common Shares are offered or sold, and Surge will not take any action hereafter that would cause the loss of such exemption or registration.

         2.6 Accuracy of Reports and Information. Surge is in full compliance, to the extent applicable, with all reporting obligations under Section 12(b) or 12 (g), as applicable, of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         2.7. SEC Filings/Full Disclosure. None of Surge's filings with the Securities and Exchange Commission (the "Commission") since December 1, 2000 contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; Surge has, since December 1, 2000, timely filed all requisite forms, reports and exhibits thereto with the Commission; and Surge's Annual Report on Form 10-KSB for the year ended November 30, 2000, Surge's Quarterly Report on Form 10-QSB for the quarters ended February 28, 2001and May 31, 2001, and Surge's Current Reports on Form 8-K (Date of Reports: November 16, 2000, November 27, 2000, December 4, 2000, January 11, 2001, January 15, 2001, July 25, 2001, August 13,
2001 and September 27, 2001) filed by Surge with the Commission (collectively, the "SEC Reports") did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         2.8. Governmental Consent, etc. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of Surge is required in connection with the valid execution and delivery of this Agreement, or the offer, sale or transfer of the 100 Company Common Shares, or the consummation of any other transaction contemplated hereby.

         2.9. No Present Intent to Transfer. Surge is not a party or subject to or bound by any contract, undertaking, agreement or arrangement with any person to sell, transfer or pledge the Company Common Shares, other than pursuant to this Agreement, the Merger Agreement and Plan of Reorganization, dated as of November 13, 2000, among Surge, the Company (then known as Mail Acquisition Corp.), MailEncrypt.com, Inc. and the Shareholders (the "Merger Agreement"), or the Agreement, dated as of March 6, 2001 (the "March 2001 Agreement"), among Surge, the Company and the Shareholders.

         2.10. Access to Information. Surge has had access to such information regarding the business and finances of the Company, and has been provided the opportunity to discuss with the Company's management the business, affairs and financial condition of the Company and such other matters with respect to the Company as would concern a reasonable person considering the transactions contemplated by this Agreement and/or concerned with the operation of the Company including, without limitation, pursuant to a meeting and/or discussions with management of the Company.

         2.11. Finders. The Company is not obligated, absolutely or contingently, to any person for financial advice, a finder's fee, brokerage commission, or other similar payment in connection with the transactions contemplated by this Agreement.

         2.12. Ownership and Validity of the Sale of the Company Common Shares.

                  (a) Surge is the lawful owner of each of the 100 Company Common Shares to be sold, assigned, transferred and conveyed to the Shareholders pursuant to section 1.1 above and has the full right, power, and authority to sell, assign, transfer and convey to the Shareholders such 100 Company Common Shares in accordance with the terms of this Agreement; and the sale, assignment, transfer and conveyance of such 100 Company Common Shares in accordance with the terms of this Agreement will transfer good, valid and marketable title to such 100 Company Common Shares free and clear of all liens, encumbrances, claims or rights of every kind and nature whatsoever.

                  (b) Each of the 100 Company Common Shares to be sold, assigned, transferred and conveyed to the Shareholders pursuant to section 1.1 above is owned by Surge free and clear of any and all restrictions, liens, claims, or encumbrances or rights of third parties of any nature whatsoever.

                  (c) There are no existing options, warrants, calls, or commitments on the part of Seller of any character relating to any of the 100 Company Common Shares to be sold, assigned, transferred and conveyed to the Shareholders pursuant to section 1.1 above, other than pursuant to this Agreement, the Merger Agreement and the March 2001 Agreement.

                  (d) To the knowledge of Surge, (i) the 100 Company Shares represent all of the issued and outstanding equity securities of the Company and (ii) there are no existing options, warrants, calls or commitments on the part of the Company of any character relating to the issuance or sale of additional equity securities of the Company, other than pursuant to this Agreement and the Stockholders Agreement. For the purposes of this Agreement, the term "knowledge of Surge" shall mean the actual knowledge of the directors and executive officers of Surge, other than Epstein.

         2.13. No Company Contracts in Breach. To the knowledge of Surge, the Company is not in material breach of any agreement or contract, whether oral or written, with any bona fide third party.

         2.14. Nature of Representations. No representation, warranty, or agreement made by Surge in this Agreement, the exhibits hereto, any document referred to herein, or other instrument or disclosure furnished by Surge as required by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make any statement, representation, warranty, or agreement not misleading. Surge knows of no material fact or condition adversely affecting the value of the Company Common Stock, Series B Preferred Stock or the assets of the Company or Surge, whether owned or leased, nor the business operations of the Company or Surge which has not been disclosed in writing to the Shareholders; Surge agrees to disclose to the Shareholders prior to or on the Closing Date any fact, information, document, or notice which would have an adverse effect on any statement, covenant, representation, warranty, or agreement contained in this Agreement, or any exhibit, list, certificate, schedule, or other instrument required by this Agreement.

         2.15. No Other Representations, Warranties, Covenants or Agreements of Surge. Except as set forth in this Agreement, or the documents referred to herein, Surge has not made any representation, warranty, covenant or agreement with respect to the matters contained herein.


        ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

         The Shareholders, severally and not jointly, represent and warrant to Surge as set forth in this Article III.

         3.1. Status. Each of the Shareholders is an individual having the legal capacity to execute, deliver and perform the Shareholder's obligations under this Agreement.

         3.2. Authorization. This Agreement constitutes the valid and legally binding obligations of each of the Shareholders enforceable against each of the Shareholders in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally now or hereafter in effect and subject to the application of equitable principles and the availability of equitable remedies.

         3.3.     Consents and Approvals; No Conflict.

                  (a) The acceptance, execution and delivery of this Agreement by each of the Shareholders does not, and the performance by each Shareholder of the Shareholder's obligations hereunder will not, require any consent, approval, authorization or other action by, or filing with or notification to, any governmental or regulatory authority, except where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent the Shareholder from performing any of the Shareholder's material obligations under this Agreement and would not have a Material Adverse Effect.

                  (b) The acceptance, execution, delivery and performance of this Agreement by each of the Shareholders and the other agreements and documents to be executed, delivered and performed by each Shareholder pursuant hereto and the consummation of the transactions contemplated hereby and thereby by the Shareholder does not and will not conflict with, violate or result in a breach or termination of any provision of, or constitute a default under (or event which with the giving of notice or lapse of time, or both, would become a default under) or, except as would not prevent the Shareholder from performing any of the Shareholder's obligations under this Agreement and would not have a Material Adverse Effect, any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to the Shareholder or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance on any of the assets or properties of the Shareholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which the Shareholder is a party or by which any of such assets or properties is bound.

         3.4. Absence of Litigation. No claim, action, proceeding or investigation is pending which seeks to delay or prevent the consummation of the transactions contemplated hereby or which would be reasonably likely to adversely affect any of the Shareholders' ability to consummate the transactions contemplated hereby or which would have a Material Adverse Effect.

         3.5. Extent of Offering. Subject in part to the truth and accuracy of Surge's representations set forth in Article II of this Agreement, the offer, sale, assignment, transfer and conveyance of the aggregate 182,139.797 Series B Preferred Shares as contemplated by this Agreement are exempt from the registration requirements of the Securities Act and are exempt or the Shareholders have complied with registration requirements of each state where the Series B Preferred Shares are offered or sold, and the Shareholders will not take any action hereafter that would cause the loss of such exemption or registration.

         3.6 Receipt of Disclosures. Each of the Shareholders acknowledges receipt of copies of the SEC Reports, and each Shareholder has read the SEC Reports, including all exhibits thereto, and understands the contents thereof.

         3.7. Governmental Consent, etc. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of any of the Shareholders is required in connection with the valid execution and delivery of this Agreement, or the offer, sale or transfer of the aggregate 182,139.797 Series B Preferred Shares, or the consummation of any other transaction contemplated hereby.

         3.8. No Present Intent to Transfer. None of the Shareholders is a party or subject to nor bound by any contract, undertaking, agreement or arrangement with any person to sell, transfer or pledge any of the Series B Preferred Shares, other than pursuant to this Agreement or the March 2001 Agreement.

         3.9. Access to Information. Each of the Shareholders has had access to such information regarding the business and finances of Surge and the Company, and has been provided the opportunity to discuss with Surge's and the Company's management the business, affairs and financial condition of Surge and the Company and such other matters with respect to Surge and the Company as would concern a reasonable person considering the transactions contemplated by this Agreement and/or concerned with the operation of Surge or the Company including, without limitation, pursuant to a meeting and/or discussions with management of Surge and the Company. It is hereby acknowledged that Bird, Epstein and Patchen are directors and executive officers of the Company and that Epstein is an executive officer and director of Surge.

         3.10. Finders. None of the Shareholders is obligated, absolutely or contingently, to any person for financial advice, a finder's fee, brokerage commission, nor other similar payment in connection with the transactions contemplated by this Agreement.

         3.11. Ownership and Validity of the Sale of the Series B Preferred Shares.

                  (a) Each of the Shareholders is the lawful owner of each of the Series B Preferred Shares to be sold, assigned, transferred and conveyed to Surge by the Shareholder pursuant to section 1.2 above and has the full right, power, and authority to sell, assign, transfer and convey to Surge such Series B Preferred Shares in accordance with the terms of this Agreement; and the sale, assignment, transfer and conveyance of such Series B Preferred Shares in accordance with the terms of this Agreement will transfer good, valid and marketable title to such Series B Preferred Shares free and clear of all liens, encumbrances, claims or rights of every kind and nature whatsoever.

                  (b) Each of the 182,139.797 Series B Preferred Shares to be sold, assigned, transferred and conveyed to Surge pursuant to section
         1.2 above is owned by the Shareholders free and clear of any and all restrictions, liens, claims, or encumbrances or rights of third parties of any nature whatsoever.

                  (c) There are no existing options, warrants, calls, or commitments on the part of any of the Shareholders of any character relating to any of the 182,139.797 Series B Preferred Shares to be sold, assigned, transferred and conveyed to Surge pursuant to section
         1.2 above, other than pursuant to this Agreement, the Merger Agreement and the March 2001 Agreement.

         3.12. Investment Intent. Each Shareholder is acquiring the Company Common Shares set forth opposite the Shareholder's name in section 1.1 above, for the Shareholder's own account for investment and not with a view to the resale or distribution thereof, except for sales, transfers, assignments, conveyances or distributions made in accordance with the Securities Act or the rules and regulations promulgated thereunder.

         3.13. Company Common Stock Not To Be Registered Upon Acquisition. Each of the Shareholders acknowledges that the Company Common Shares to be sold, transferred and assigned to the Shareholder in accordance with section 1.1 above will not be subject to an effective registration statement under the Securities Act, nor will such Company Common Shares be registered or qualified under the securities laws of any state and, accordingly, such Company Common Shares may be deemed "restricted securities," and be subject to substantial restrictions on their resale, assignment, transfer or other disposition under the provisions of the Securities Act.

         3.14. Sophistication of the Shareholders. Each Shareholder has evaluated the merits and risks of acquiring the Company Common Shares to be acquired by the Shareholder pursuant to section 1.1 above, and has such knowledge and experience in financial and business matters that the Shareholder is capable of evaluating the merits and risks of such acquisition, is aware of and has considered the financial risks and financial hazards of acquiring such Company Common Shares, and is able to bear the economic risk of acquiring such Company Common Shares, including the possibility of a complete loss with respect to such acquisition.

         3.15. No Guarantees. It never has been represented, guaranteed or warranted to any Shareholder by Surge, or any of Surge's officers, directors, agents, representatives or employees, or any other person, expressly or by implication, that:

                  (a) any gain will be realized by the Shareholder from the Shareholder's investment in the Company Common Stock;

                  (b) there will be any approximate or exact length of time that the Shareholder will be required to remain as a holder of the Company Common Shares the Shareholder shall be acquiring pursuant to section
         1.1 above;

                  (c) the past performance or experience on the part of the Company, its predecessors or of any other person, will in any way indicate any future results of the Company; or

                  (d) the 100 Company Common Shares are more or less valuable than, or of equal value to, the 182,139.797 Series B Preferred Shares.

         3.16. High Degree of Investment Risk. Each Shareholder acknowledges that the acquisition of the Company Common Shares being acquired by the Shareholder pursuant to section 1.1 involves a high degree of risk and may result in a loss of the entire amount invested; that the 182,139.797 Series B Preferred Shares may be more valuable than the 100 Company Common Shares; that the Company has limited working capital and limited sources of financing available; that the Company has not generated any revenues to date and that there is no assurance that the Company's operations will be profitable in the future.

         3.17. No Pending Transaction. No Shareholder is aware of a pending or currently anticipated transaction between the Company and any third party with respect to the products and/or services of the Company.

         3.18. No Representation as to Value. Each Shareholder acknowledges that Surge makes no representations as to the condition or value of the property or other assets owned by the Company or the value of the Company Common Shares to be acquired by the Shareholder pursuant to section 1.1 above.

         3.19. Nature of Representations. No representation, warranty, or agreement made by the Shareholders in this Agreement, the exhibits hereto, any document referred to herein, or other instrument or disclosure furnished by the Shareholders as required by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make any statement, representation, warranty, or agreement not misleading. None of the Shareholders knows of any material fact or condition adversely affecting the value of the Company Common Stock, Series B Preferred Stock or the assets of Surge or the Company, whether owned or leased, or the business operations of Surge or the Company which has not been disclosed to Surge; each of the Shareholders agrees to disclose in writing to Surge prior to or on the Closing Date any fact, information, document, or notice which would have an adverse effect on any statement, covenant, representation, warranty, or agreement contained in this Agreement, or any exhibit, list, certificate, schedule, or other instrument required by this Agreement.

         3.20. No Other Representations, Warranties, Covenants or Agreements of the Shareholders. Except as set forth in this Agreement, or the documents referred to herein, none of the Shareholders has made any representation, warranty, covenant or agreement with respect to the matters contained herein.


                 ARTICLE IV - CONDITIONS TO OBLIGATIONS OF SURGE

         The obligations of Surge under this Agreement are, at the option of Surge, subject to the satisfaction at and prior to the Closing of the conditions set forth in this Article IV.

         4.1. Fulfillment of Covenants. All the terms, covenants and conditions of this Agreement to be complied with and performed by the Shareholders on or before the Closing shall have been duly complied with and performed, and there shall have been delivered to Surge a certificate (the "Shareholders Covenants Certificate") to such effect, dated the date (the "Closing Date") of the Closing and signed by each Shareholders.

         4.2. Accuracy of Representations and Warranties. All of the representations and warranties made by the Shareholders in this Agreement shall be true as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date, and the Shareholders shall have delivered to Surge a certificate (the "Shareholders Representations and Warranties Certificate") to such effect, dated the Closing Date and signed by each of the Shareholders.

         4.3. No Litigation. There shall be no action, proceeding, investigation or pending or actual litigation the purpose of which is to enjoin or may be to enjoin the transactions contemplated by this Agreement or which would have the effect, if successful, of imposing a material liability upon Surge, or any of the officers or directors of Surge, because of or due to, in many respects, the consummation of the transactions contemplated by this Agreement. There shall be no action, proceeding, investigation or pending or actual litigation against or with respect to the Company, the Shareholders, outstanding shares of the Series B Preferred Stock which could, in any way, invalidate or damage this Agreement or value of the assets which Surge is acquiring pursuant to this Agreement.

         4.4. Delivery of the Series B Preferred Shares. Each of the Shareholders shall deliver to Surge duly executed stock powers (the "Stock Powers") selling, assigning, transferring and conveying all of the Series B Preferred Shares owned by the Shareholder to Surge in accordance with section
1.2 above. Surge acknowledges that the certificates (the "Series B Certificates") evidencing the 182,139.797 Series B Preferred Shares are in the possession of Surge's counsel. Each of the Shareholders authorize and direct that, at the Closing, each of the Stock Powers be attached to the respective Series B Certificates and delivered to Surge.

         4.5. Delivery of Debt Conversion Shares. The Company shall have issued to Surge an aggregate of 7.31979 shares (the "Debt Conversion Shares") and delivered to Surge a stock certificate (the "Debt Conversion Shares Certificate") evidencing the ownership of the Debt Conversion Shares by Surge. Each of the Debt Conversion Shares shall be deemed, in all respects, to be fully paid, validly issued and non-assessable. All of the Debt Conversion Shares shall be subject to a Stockholders Agreement, dated as of the Closing Date (the "Stockholders Agreement"), among Surge, each of the Shareholders and the Company, substantially in the form attached as Exhibit 4.5 to this Agreement. The Stockholders Agreement shall provide for, among other things, the Debt Conversion Shares being subject to anti-dilution protection (the "Anti-Dilution Right") as provided in the Stockholders Agreement. In addition, the Company and the Shareholders shall have the right, exercisable for a two year period, to repurchase in whole, but not in part, the Debt Conversion Shares and all other shares of Company Common Stock issued pursuant to the Anti-Dilution Right, at a purchase price equal to $1,097,969.96, plus a premium on such amount calculated at a rate of 12% per annum from the Closing Date through the date of such repurchase.

         4.6. Delivery of Stockholders Agreement. Each of the Shareholders and the Company shall have executed and delivered to Surge the Stockholders Agreement.


              ARTICLE V - CONDITIONS TO OBLIGATIONS OF SHAREHOLDERS

         The obligations of the Shareholders under this Agreement are, at the option of Shareholders, acting unanimously, subject to the satisfaction at and prior to the Closing of the conditions set forth in this Article V.

         5.1. Fulfillment of Covenants. All the terms, covenants and conditions of this Agreement to be complied with and performed by Surge on or before the Closing shall have been duly complied with and performed, and there shall have been delivered to the Shareholders a certificate (the "Surge Covenants Certificate") to such effect, dated the Closing Date and signed by the President of Surge.

         5.2. Accuracy of Representations and Warranties. All of the representations and warranties made by Surge in this Agreement shall be true as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date, and Surge shall have delivered to the Shareholders a certificate (the "Surge Representations and Warranties Certificate") to such effect, dated the Closing Date and signed by the President of Surge.

         5.3. No Litigation. There shall be no action, proceeding, investigation or pending or actual litigation the purpose of which is to enjoin or may be to enjoin the transactions contemplated by this Agreement or which would have the effect, if successful, of imposing a material liability upon the Shareholders because of or due to, in many respects, the consummation of the transactions contemplated by this Agreement. There shall be no action, proceeding, investigation or pending or actual litigation against or with respect to the Company, the outstanding shares of the Company Common Stock which could, in any way, invalidate or damage this Agreement or value of the assets which the Shareholders are acquiring pursuant to this Agreement.

         5.4. Delivery of the Series B Preferred Shares. Surge shall deliver to the Shareholders the stock certificate evidencing the ownership of 100 Company Common Shares by Surge, together with a duly executed stock power selling, assigning, transferring and conveying all of such 100 Company Common Shares to the Shareholder in accordance with the provisions set forth in section 1.1 above.

         5.5. Payment of Additional Expenses. Surge shall deliver to the Company or its representative, by certified check or wire transfer, the sum of $12,761.13 (the "Reimbursement of Additional Expenses Amount").

         5.6 Payments to Bird and Patchen. Surge shall deliver to each of Bird and Patchen, or their representatives, by certified check or wire transfer, the sum of $30,000, or $60,000 in aggregate (the "Bird and Patchen Payment Amount").

         5.7. Delivery of Debt Instruments.

                  (a) Surge shall have delivered to the Company the following original promissory notes (collectively, the "Original Promissory Notes") of the Company, either directly or as the successor-in-interest to MailEncrypt.com, Inc., each marked as canceled:

                           (i) a convertible promissory note, dated as of
                  February 16, 2000, payable to Surge and in the principal amount of $750,000;

                           (ii) a convertible promissory note, dated as of
                  September 7, 2000, payable to Surge and in the principal amount of $125,000; and

                           (iii) a secured promissory note, dated as of April 6,
                  2001, payable to Surge and in the principal amount of $250,000, of which $150,208.83 in principal amount is outstanding as of the date of this Agreement and of which the Reimbursement of Additional Expenses Amount and Bird and Patchen Payment Amount will be added to the principal amount thereof prior to the Closing, to the extent paid in accordance with sections 5.5 and 5.6 above.

                  (b) In connection with the delivery of the Original Promissory Notes, Surge shall be deemed to have forgiven and waived all accrued and unpaid interest on the principal amount evidenced by the Original Promissory Notes.

                  (c) Surge shall have delivered to the Company termination statements on Form UCC-3 (the "Forms UCC-3"), noting the termination of Surge's security interest in certain of the assets of the Company as such security interest was perfected by the filing of financing statements on Form UCC-1 with the Secretary of State of California on May 15, 2001 and with the Secretary of State of New York on May 15, 2001.


         5.8. Delivery of Stockholders Agreement. Surge shall have executed and delivered to the Shareholders the Stockholders Agreement.

         5.9. Resignation of Ira Levy. Surge shall have delivered to the Company the written resignation of Ira Levy as an officer and director of the Company, to the extent Mr. Levy holds such positions.

         5.10. Delivery of Corporate Records. Surge shall have delivered to the Company the corporate minute book of the Company and all other corporate documents in Surge's possession; it being hereby acknowledged by the Shareholders that Bird and Patchen have operated the Company on a day-to-day basis with limited involvement by Surge and Surge's directors and officers other than Epstein.


                              ARTICLE VI - CLOSING

         6.1. Closing Date. The consummation of the transactions contemplated by this agreement shall take place at the offices of Mintz Levin Cohn Ferris Glovsky and Popeo PC, located at 666 Third Avenue, New York, New York, at 10:00 a.m., local time, on October 23, 2001 (the "Closing Date"), or such other time or place as shall be mutually agreed upon by the parties to this Agreement.

         6.2. Deliveries by Surge at the Closing. At the Closing, Surge shall deliver to Patchen, as representative of the Shareholders the following:

                  (a) the Surge Covenant Certificate, duly executed by the President of Surge;

                  (b) the Surge Representations and Warranties Certificate, duly executed by the President of Surge;

                  (c) the Company Common Shares Certificate, together with a duly executed stock power selling, transferring, assigning and conveying to the Shareholders the 100 Company Common Shares in accordance with the provisions of section 1.1 above;

                  (d) the Original Promissory Notes, each marked as canceled;

                  (e)      the Forms UCC-3

                  (f)      the Stockholders Agreement, duly executed by Surge;

                  (g)      the Reimbursement of Additional Expenses Amount;

                  (h)      the Bird and Patchen Payment Amount;


                  (i) the resignation of Ira Levy as an officer and director of the Company, to the extent Mr. Levy holds such positions; and

                  (j) the corporate minute book of the Company and all other corporate documents in Surge's possession; it being hereby acknowledged by the Shareholders that Bird and Patchen have operated the Company on a day-to-day basis with limited involvement by Surge and Surge's directors and officers other than Epstein.

         6.3. Deliveries by the Shareholders at the Closing. At the Closing, the Shareholders shall deliver to Surge the following:

                  (a) the Shareholders Covenants Certificate, duly executed by each of the Shareholders;

                  (b) the Shareholders Representations and Warranties Certificate, duly executed by each of the Shareholders;

                  (c) the duly executed stock powers of each of the Shareholders selling, transferring, assigning and conveying to Surge the aggregate 182,139.797 Series B Preferred Shares in accordance with the provisions of section 1.2 above;

                  (d)      the Debt Conversion Shares Stock Certificate; and

                  (e) the Stockholders Agreement, duly executed by each of the Shareholders and the Company.


                       ARTICLE VII - ADDITIONAL AGREEMENTS

         7.1. Exchange of Releases.

         (a) As a material inducement to Surge to enter into this Agreement, effective as of the Closing, each Shareholder and the Company waives, releases and discharges Surge and Surge's subsidiaries, officers, directors, shareholders, employees, agents, attorneys, representatives, subsidiaries, servants, successors, insurers, affiliates and their successors and assigns, from any and all manner of action, claims, liens, demands, liabilities, causes of action, charges, complaints, suits (judicial, administrative or otherwise), damages, debts, demands, obligations of any other nature, past or present, known or unknown, whether in law or in equity, whether founded upon contract (expressed or implied) (including, without limitation, the Merger Agreement, March 2001 Agreement and all oral or written agreements with respect to the operations and/or funding of the Company, the 100 Company Common Shares and the 182,139.797 Series B Preferred Shares), tort (including, but not limited to, defamation), statute or regulation (federal, state or local), common law and/or any other theory or basis, from the beginning of the world to the date hereof, including, but not limited to, any claim that the Shareholder has asserted, now asserts or could have asserted; provided, however, such waiver, release and discharge excludes (i) any claim of fraud or (ii) any claim for the enforcement of the terms and conditions of this Agreement and the Stockholders Agreement.

         (b) As a material inducement to the Shareholders to enter into this Agreement, effective as of the Closing, Surge waives, releases and discharges each Shareholder (subject to the provisions of paragraph 7.1(d) with respect to Epstein), and the Shareholder's employees, agents, attorneys, representatives, servants, successors, insurers, affiliates and their successors and assigns, from any and all manner of action, claims, liens, demands, liabilities, causes of action, charges, complaints, suits (judicial, administrative or otherwise), damages, debts, demands, obligations of any other nature, past or present, known or unknown, whether in law or in equity, whether founded upon contract (expressed or implied) (including, without limitation, the Merger Agreement, March 2001 Agreement and all oral or written agreements with respect to the operations and/or funding of the Company, the 100 Company Common Shares and the 182,139.797 Series B Preferred Shares), tort (including, but not limited to, defamation), statute or regulation (federal, state or local), common law and/or any other theory or basis, from the beginning of the world to the date hereof, including, but not limited to, any claim Surge has asserted, now asserts or could have asserted; provided, however, such waiver, release and discharge excludes (i) any claim of fraud or (ii) any claim for the enforcement of the terms and conditions of this Agreement and the Stockholders Agreement.

         (c) As a material inducement to the Company to enter into this Agreement, effective as of the Closing, Surge waives, releases and discharges the Company and the Company's subsidiaries, officers, directors (subject to the provisions of paragraph 7.1(d) with respect to Epstein), employees, agents, attorneys, representatives, subsidiaries, servants, successors, insurers, affiliates and their successors and assigns, from any and all manner of action, claims, liens, demands, liabilities, causes of action, charges, complaints, suits (judicial, administrative or otherwise), damages, debts, demands, obligations of any other nature, past or present, known or unknown, whether in law or in equity, whether founded upon contract (expressed or implied) (including, without limitation, the Merger Agreement, March 2001 Agreement and all oral or written agreements with respect to the operations and/or funding of the Company), tort (including, but not limited to, defamation), statute or regulation (federal, state or local), common law and/or any other theory or basis, from the beginning of the world to the date hereof, including, but not limited to, any claim that the Shareholder has asserted, now asserts or could have asserted; provided, however, such waiver, release and discharge excludes
(i) any claim of fraud or (ii) any claim for the enforcement of the terms and conditions of this Agreement and the Stockholders Agreement.

         (d) Nothing in this Agreement, including, without limitation, the provisions of paragraphs 7.1(b) and 7.1(c), shall be deemed to be a waiver, release or discharge by Surge of Epstein, except in Epstein's sole capacity as a holder of Series B Preferred Stock. It is hereby acknowledged and agreed that any further release by Surge of Epstein, except as provided in the immediately preceding sentence, is solely subject to the terms and provisions of the Termination and Separation Agreement, dated as of June __, 2001, among Epstein, Surge and Superus Holdings, Inc.

         (e) It is understood and agreed by the parties hereto that the facts and respective assumptions of law in contemplation of which this Agreement is made may hereafter prove to be other than or different from those facts and assumptions now known, made or believed by them to be true. Accordingly, the parties hereto expressly accept and assume the risk of the facts and assumptions to be so different, and agree that all terms of this Agreement shall be in all respects effective and not subject to termination or revision by any such difference in facts or assumptions of law.

         (f) Each party to this Agreement acknowledges that such party (i) has carefully read and fully understands all of the provisions of this Agreement,
(ii) is, through this Agreement, releasing specified parties from any and all claims such party may have against them and being released from certain potential liabilities by specified parties, (iii) knowingly and voluntarily agrees to all of the terms set forth in this Agreement, (iv) knowingly and voluntarily intends to be legally bound by this Agreement and (v) was advised and hereby is advised in writing to consider the terms and provisions of this Agreement and consult with an attorney of such party's own choice prior to executing this Agreement.

         7.2 Non-Disclosure.

         (a) No party to this Agreement shall disclose or deliver to any third party certain trade secrets or confidential or proprietary information (collectively, "Trade Secrets") gained through their affiliations with the other parties to this Agreement. Trade Secrets include, without limitation, proprietary technologies, software programs and tools, financial information, business plans, systems files, algorithms, file structures, customer lists, supplier lists, internal program structures, options, documentation and data developed by any of the other parties to this Agreement, or any subsidiary or division thereof.

         (b) If a party becomes legally compelled to disclose any Trade Secrets, such party shall provide prompt written notice of such legal compulsion to the appropriate other party to this Agreement so that such other party may seek a protective order or other remedy or waive compliance with this Agreement. Each party to this Agreement shall cooperate (without any cost or expense to such party) with such other party in obtaining such protective order or other remedy upon the request of such other party. If, in the absence of a protective order or the receipt of a waiver hereunder, a party is nonetheless compelled to disclose Trade Secrets to or at the direction of any tribunal or else stand liable for contempt or suffer other censure or significant penalty, the party may disclose such specifically requested Trade Secrets to or at the direction of such tribunal.

         (c) Each party to this Agreement agrees that any breach of this section
7.2 will cause such other party substantial and irreparable damages that would not be quantifiable and, therefore, in the event of any such breach, in addition to other remedies that may be available, each other party shall have the right to seek specific performance and other injunctive and equitable relief.

         7.3. Non-Disparagement.

         (a) The parties hereto mutually agree not to publish, communicate or disseminate any negative information as regards each other, or to make public any information regarding this Agreement to suppliers, vendors and other industry participants, or in any way to any other person, except that they may disclose its contents and any financial information with respect to the party's investments to their respective financial advisors, accountants and attorneys and as required by law.

         (b) The parties hereto each agree that any breach of this section 7.3 by a party will cause the other party substantial and irreparable damages that would not be quantifiable and, therefore, in the event of any such breach, in addition to other remedies that may be available, such other party shall have the right to seek specific performance and other injunctive and equitable relief.

         (c) Each Shareholder and the Company acknowledge and agree that Surge shall disclose this Agreement, the consummation of the transactions contemplated by this Agreement and the effects and possible effect, if any, on Surge's financial condition and results of operations of the consummation of the transactions contemplated by this Agreement in filings to be made, in the sole discretion of Surge in consultation with counsel, with the Securities and Exchange Commission, including, without limitation, a Current Report on Form 8-K, Quarterly Reports on Form 10-QSB and Annual Reports on Form 10-KSB, and shall include a copy of this Agreement as an exhibit to one or more of such filings.

7.4. Termination of Bird and Patchen Agreements. Effective as of the Closing, the Employment/Consulting Agreement, dated as of February 16, 2000, between MailEncrypt.com, Inc. and David Bird, and the Employment/Consulting Agreement, dated as of February 16, 2000, between MailEncrypt.com, Inc. and Michael Patchen shall each be deemed terminated, null and void, in all respects and that no further amounts shall be due or payable under such agreements.

         7.5. Termination of March 2001 Agreement and All Other Agreements. Effective as of the Closing, the March 2001 Agreement and all other agreements, whether oral or written, among or between Surge, the Company and the Shareholders with respect to the Company, the 100 Company Common Shares and the 182,139.797 Series B Preferred Shares shall be deemed terminated and null and void.

         7.6 Non-Compete. For a two year period commencing on the Closing Date, Surge shall not directly or indirectly, engage in the electronic mail encryption business, except that Surge may sell or provide electronic components to one or more companies that are engaged in the electronic mail encryption business.

         7.7. Survival. The provisions of this Article 7 shall survive the Closing.


                             ARTICLE VIII - GENERAL

         8.1. Payment of Expenses. Each party shall bear its own expenses with respect to this Agreement and the transactions contemplated by this Agreement.

         8.2. Representations and Warranties. Only statements contained in this Agreement, any exhibit hereto, or any other document referred to herein, shall be deemed to be representations and warranties hereunder. There are no implied warranties of any nature.

         8.3. Notices. All requests, demands, notices and other communications required or otherwise given under this Agreement shall be sufficiently given if
(a) delivered by hand against written receipt therefor, (b) forwarded by overnight courier requiring acknowledgment of receipt or (c) mailed by postage prepaid, registered or certified mail, return receipt requested addressed, as follows:

         If to Bird, to:                    David Bird
                                            Blueprint Networks, Inc.
                                            1550 Veteran Avenue
                                            Los Angeles, CA  90024

         with a copy to:                    Brent A. Reinke, Esq.
                                            Crosby, Heafey, Roach & May
                                            2815 Townsgate Road, #205
                                            West Lake Village, California  91361

         If to Epstein, to:                 Adam J. Epstein
                                            xxxxxxxxx
                                            San Francisco, California  94114

         If to Harano, to:                  Chris Harano
                                            xxxxxxxxx
                                            Balboa, CA

         If to Patchen, to:                 Michael Patchen
                                            Blueprint Networks, Inc.
                                            1550 Veteran Avenue
                                            Los Angeles, CA  90024

         with a copy to:                    Brent A. Reinke, Esq.
                                            Crosby, Heafey, Roach & May
                                            2815 Townsgate Road, #205
                                            West Lake Village, California  91361

         If to Taulli, to:                  Thomas Taulli
                                            xxxxxxxxxxx
                                            Newport Beach, CA  92660

         with a copy to:                    Brent A. Reinke, Esq.
                                            Crosby, Heafey, Roach & May
                                            2815 Townsgate Road, #205
                                            West Lake Village, California  91361

         If to Surge, to:                   Ira Levy, President
                                            Surge Components, Inc.
                                            95 East Jefryn Boulevard
                                            Deer Park, New York  11729

         with a copy to:                    Mintz Levin Cohn Ferris Glovsky
                                             and Popeo P.C.
                                            666 Third Avenue
                                            New York, New York 10017
                                            Attention: Kenneth Koch, Esq.

         or, in the case of any of the parties hereto, at such other address as such party shall have furnished in writing, in accordance with this section 8.3, to the other parties hereto. Each such request, demand, notice or other communication shall be deemed given (a) on the date of delivery, if by hand, (b) on the first business day following the date of delivery to an overnight courier, if by overnight courier, or (c) three business days following mailing by registered or certified mail, if by registered or certified mail.

         8.4. Headings. The headings of article, sections and paragraphs in this Agreement are inserted for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

         8.5. Counterparts. This Agreement may be executed in counterparts, and when so executed each counterpart shall be deemed to be an original, and said counterparts together shall constitute one and the same instrument.

         8.6. Binding Nature. This Agreement shall be binding upon and inure to the benefit of the parties hereto. Neither Surge nor any Shareholder may assign or transfer any rights under this Agreement.

         8.7. Waiver. The Shareholders, collectively, and/or Surge may, by written notice to the other, (a) waive any of the conditions to their or its obligations hereunder or extend the time for the performance of any of the obligations or actions of the other, (b) waive any inaccuracies in the representations of the other contained in this Agreement or in any documents delivered pursuant to this Agreement, (c) waive compliance with any of the covenants of the other contained in this Agreement, and (d) waive or modify performance of any of the obligations of the other. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action or compliance with any representation, warranty, condition or agreement contained herein. Waiver of the breach of any one or more provisions of this Agreement shall not be deemed or construed to be a waiver of other breaches or subsequent breaches of the same provisions.

         8.8. Entirety of Agreement. This Agreement, including all exhibits, attachments, and attachments to exhibits hereto and all certificates, letters, and opinions referenced or called for herein, constitutes the entire agreement among the parties and supersedes all prior oral or written proposals and communications, including, without limitation, the Merger Agreement and Plan of Reorganization, dated as of November 13, 2000 (the "Merger Agreement"), among Surge, the Company, MailEncrypt.com, Inc. and the Shareholders; the March 2001 Agreement; and the letter of Surge to Epstein, dated May 22, 2001 (and all prior drafts to such letter).

         8.9. Other Agreements. All oral or written agreements heretofore made between the parties hereto in contemplation of this Agreement are superseded by this Agreement and are hereby terminated in their entirety.

         8.10. Good Faith. Each of the parties hereto agrees that it shall act in good faith in an attempt to cause all the conditions precedent and subsequent to their respective obligations to be satisfied.

         8.11. Amendment or Modification. The parties hereto may amend or modify this Agreement, but only by a written instrument executed by all parties.

         8.12. Applicable Law, Venue and Jurisdiction. This Agreement and the rights, obligations and liabilities of the parties hereto shall be governed by and construed and interpreted in accordance with the laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto do hereby consent and submit to the venue and jurisdiction of the state and federal courts sitting in the State of New York, County of Suffolk, as the sole and exclusive forum for such matters of dispute between the parties, service of any process may be made upon the other party in the same manner as the giving of notices under section 8.3 of this Agreement.

         8.13. Successors and Assigns: Holders and Third Parties as Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

         8.14. Severability: Specific Enforcement. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal, or unenforceable for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law. Each of the parties hereto acknowledge that the other party(ies) hereto would not have an adequate remedy at law for money damages in the event that any of the covenants or agreements of any other party in this Agreement were not performed in accordance with its terms and therefore agrees that the other party(ies) shall be entitled to specific enforcement of such covenants or agreements and to injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

         8.15 Use of Certain Terms and References. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; the term "or" shall be deemed to include the term "and/or;" singular or plural tenses shall be deemed to include the opposite whenever the context so indicates or requires; and article, section, subsection, paragraph, clause, schedule and exhibit references are to this Agreement unless otherwise specified.

         8.16. Legal, Tax and Accounting Advice. Epstein and Harano each hereby:

                  (a) acknowledge that Surge, the Company, Bird, Patchen and Taulli have been represented by legal counsel in the negotiation and execution of this Agreement;

                  (b) acknowledge that he has been advised to seek legal, tax and accounting advice prior to executing this Agreement; and

                  (c) represents and warrants that he:

                           (i) understands the importance of this Agreement and has read the entire contents of this Agreement carefully;

                           (ii) fully understands the provisions of this Agreement;

                           (iii) has been advised and hereby is advised in writing to consider the terms of this Agreement and consult with an attorney and tax and accounting advisors of his own choosing prior to executing this Agreement;

                           (iv) has determined that it is in his best interest to enter into this Agreement;

                           (v) has not been influenced to sign this Agreement by any statement or representation by Surge, the Company or any Stockholder, or any party acting on behalf of any of the foregoing, not contained in this Agreement;

                           (vi) knowingly and voluntarily agrees to all of the terms set forth in this Agreement; and

                           (viii) knowingly and voluntarily intends to be legally bound by this Agreement.

         WITNESS the due execution of this Agreement by the parties hereto as of the date first above written.

                                           SHAREHOLDERS:



                                           /s/ David Bird
                                           -------------------------------------
                                                         David Bird



                                           /s/ Adam J. Epstein
                                           -------------------------------------
                                                         Adam J. Epstein



                                           /s/ Chris Harano
                                           -------------------------------------
                                                         Chris Harano



                                           /s/ Michael Patchen
                                           -------------------------------------
                                                         Michael Patchen



                                           /s/ Thomas Taulli
                                           -------------------------------------
                                                         Thomas Taulli


                                           SURGE COMPONENTS, INC.



                                           By:           /s/ Ira Levy
                                                 -------------------------------
                                                     Ira Levy, President